Exhibit 10.24

Joint Venture Contract

Zhuhai Sunrana Bio-Tech Co., Ltd.

Chapter One	Guidelines

Chapter Two	Parties to the Joint Venture

Chapter Three	The JV Company

Chapter Four	Business Scope

Chapter Five	Total Investment, Registered Capital, Investment Ratio and Method

Chapter Six	Responsibilities of the Parties

Chapter Seven	Board of Directors

Chapter Eight	Management Structure

Chapter Nine	Labor Management, Trade Union Organization

Chapter Ten	Procurement of Raw Materials

Chapter Eleven	Tax, Financial Management and Profit Distribution

Chapter Twelve	Term, Dissolution and Liquidation

Chapter Thirteen	Insurance

Chapter Fourteen	Liability for Breach

Chapter Fifteen	Force Majeure

Chapter Sixteen	Dispute Resolution

Chapter Seventeen	Governing Law

Chapter Eighteen	Effectiveness and Others

Chapter One

Guidelines

The parties to this contract, in accordance with the Law of the PRC on Chinese-Foreign Equity Joint Ventures, the Provisions of Guangdong Province for Foreign Related Companies and other relevant published laws and regulations of the PRC, after adequate discussions conducted in the spirit of equality and mutual benefit, have agreed to invest in and establish jointly Zhuhai Sunrana Bio-tech Co. Ltd., an equity joint venture company, and enter into this equity joint venture contract for that purpose.

Chapter Two

Parties to the Joint Venture

2.1 Parties

Party A: Zhuhai Sunrana Cosmetics Products Co., Ltd.

Registration No.: Qi-du-yue-zhu-zong-fu-001314

Legal Address: Sunrana Building, Nanping Technology Park, Zhuhai Boulevard

Legal Representative:	Cui Guofang

Position: Executive Director

Nationality: China

Party B: China DRTV, Inc.

Legal	Address: British Virgin Islands

Legal Representative:	Yang Dongjie

Nationality: China

Chapter Three

The JV Company

3.1	The parties to this joint venture agree to operate the Zhuhai Sunrana Bio-tech Co., Ltd. (the “Company”) as a Chinese-foreign equity joint venture company.

The legal address of the Company shall be Dongsi Road, Nanping Technology Park, Zhuhai. The Company may set up representative offices in mainland China, Hong Kong, Macao and other countries or regions after approval by appropriate authorities, as its board of directors may decide after deliberation in accordance with the Company’s needs.

3.2	The company shall have the status of a PRC legal person. It shall comply with the provisions of the relevant published laws, decrees and regulations of the PRC in all its activities, and its lawful business rights and interests are protected under the law of the People’s Republic of China.

3.3	The Company shall be a limited liability company. The parties are liable for the Company to the extent of their respective committed contributions to the Company.

Chapter Four

Business Scope

4.1	The Company’s business scope shall be as follows: Production of cosmetic boxes, and such cosmetic products as nail polish, lipsticks, color control base, perfumes, cleaning devices, liquid soap, liquid detergents, shampoos, facial cleansers, eye creams, skin lotions, liquid eye liners, mascaras and cleansers (including special purpose cosmetics, such as body-building cosmetics and breast-care cosmetics), items for personal hygiene; sale of its own products; and operation of beauty saloons.

4.2	The Company’s annual production capacity shall be RMB50,000,000, of which 10% will be for export and 90% will be for domestic sale.

Chapter Five

Total Investment, Registered Capital,

Investment Ratio and Method

5.1	The Company’s total investment shall be RMB2,600,000, and its registered capital will be RMB2,600,000.

Capital contributions and investment ratios of the Parties are as follows:

Party A shall contribute RMB1,274,000, representing a 49% share of the registered capital.

Party B shall contribute RMB1,326,000, equivalent to $163,500, representing a 51% share of the registered capital.

The Parties shall make their respective contributions in the following way:

Party A shall contribute RMB1,274,000 in cash.

Party B shall contribute RMB1,326,000 in cash, equivalent to $163,500.

5.2	The conversion between Reminbi and foreign currencies shall be governed by the Law of the PRC on Chinese-Foreign Equity Joint Ventures and its implementing rules.

5.3	The contributions made by the Parties hereunder must be their own money or their own tangible property unencumbered by any security interest. A Party that contributes tangible property, industrial property or proprietary technology must provide valid evidentiary material proving its ownership and disposal rights.

5.4	Neither Party shall use loans, leased equipment or other property acquired in the name of the Company, or any property of any other person, as its own contribution. Nor shall either Party use the property and interest of the Company or the other Party as security for its contribution.

5.5	Within one year after the date of issuance of the Company’s business license, the Parties shall pay their respective contributions in three installments, either by wire transfer to the Company’s account at a local Zhuhai bank or by direct payment to the Company. The amounts of the installment payments are as follows:

(1)	The first installment, which shall be no less than 15% of each Party’s total commitment, must be paid within three months after the issuance of the Company’s business license. This means that for the first installment Party A shall pay no less than RMB 191,100, and Party B shall pay no less than RMB198,900.

(2)	The second installment, which shall be 15% of each Party’s total commitment, must be paid within six months after the issuance of the Company’s business license.

(3)	The remaining unpaid amount shall be paid in full within one year after the issuance of the Company’s business license.

5.6	The Parties’ contributions shall be verified by a PRC registered accountant, who will then provide an evaluation report. The Company shall provide to the investor a certificate of capital contribution thereafter.

5.7	If the Parties find in the course of their business operation that they do not have sufficient funds, they may increase their capital contribution and the ratio thereof after consultation with each other. Upon approval by the original examination and approval authority, the Parties will make the additional investments.

5.8	During the term of the joint venture, the Company shall not reduce its registered capital. If such reduction is necessary, the decision shall be made upon the unanimous approval of the board of directors, shall be announced through newspaper publication, and shall be approved by the original examination and approval authority.

5.9	Change in Registered Capital

Neither Party A or Party B may transfer to a third party all or part of its share of the registered capital without the prior consent of the other Party and the approval of the original examination and approval authority. When a Party transfers all or part of its share of registered capital, the other Party shall have the right of first refusal. Any capital increase shall be unanimously approved by all shareholders.

In the event that a Party seeks to transfer to a third party its share of the registered capital, it shall serve a 30-day prior written notice on the other Party. The notice shall set forth the details of such transfer, such as the amount and price of transfer and the basic information about the prospective transferee. The other Party shall indicate whether it consents to such transfer within 30 days upon receiving the notice.

If Party B wishes to transfer its interest and Party A does not agree to the transfer, Party A shall exercise the right of first refusal. If Party A neither agrees to such transfer nor exercises its right of first refusal within 30 days upon receiving the notice, it shall be deemed to have consented to the transfer.

If Party A wishes to transfer its interest and Party B does not consent to the transfer, Party B shall have the right to sell to the third-party purchaser all or part of its share , on the same terms as set forth in Party A’s notice. If such third-party refuses to purchase the share from Party B, Party A shall be obligated to purchase the same on the same terms. If Party A refuses to purchase such interest from Party B, Party A shall not sell any of its interest to the third party.

5.10	Any increase and decrease of the Company’s registered capital shall be unanimously approved by the board of directors and the original examination and approval authority. Procedures of registration of change shall be completed with the original registration office with respect to such increase or decrease.

Chapter Six

Responsibilities of the Parties

6.1	The responsibilities of the Parties are as follows:

Party A:

(1)	Pay its capital contribution in time according to the terms hereunder.

(2)	Complete the procedures of approval for establishing the Company with the PRC examination and approval authority and the registration of the Company with the registration office before the start of the Company’s business operation.

(3)	Assist the Company in applying for and obtaining the qualifications required for its production activities, including but not limited to Heath-care Permit for Cosmetics Production Enterprise.

(4)	Recruit and train personnel.

(5)	Do other things entrusted by the Company.

Party B

(1)	Pay its capital contribution in time according to the terms hereunder.

(2)	Send persons to assist Party A in managing the Company and coordinating its business operations.

(3)	Do other things entrusted by the Company.

Chapter Seven

Board of Directors

7.1	The Company shall set up a board of directors as its governing body having the highest authority and responsible for all major decisions of the Company. The date of the Company’s registration shall be the date when such board is set up.

7.2	The Board shall be composed of five directors, of whom two directors shall be appointed by Party A, and three directors shall be appointed by Party B. The chairman of the board shall be recommended by the Parties after consultation. The terms of the offices of directors and the chairman shall be four years, renewable upon reappointment by the appointing Party. Appointment or replacement of directors shall be evidenced by a formal written notice.

7.3	The chairman of the board shall be the legal representative of the Company. When the chairman is not able to perform his or her responsibilities as such, he or she shall authorize another director to act on behalf of the Company.

7.4	The board shall have the power to decide matters of material importance in its business operations in accordance with relevant PRC laws and regulations, such as the Company’s internal structure and business policies. It shall also have the power to prepare the Company’s work plan, and the power to examine its budget and final settlement, its plans of profit distribution, personnel deployment, wages and benefits, etc.

7.5	Matters regarding the rights and interests of the Parties shall be decided on the basis of equality and mutual benefit upon the unanimous approval of the board. Matters of ordinary importance shall be decided by the board by a majority vote.

7.6	Resolutions involving the following matters may only be adopted at a meeting of the Board upon the unanimous affirmative vote of each and every Director of the Board present at such meeting:

(1)	the amendment of this Joint Venture Contract or the Company’s Articles of Association;

(2)	the early termination, or dissolution of the Company other than in accordance with Article 12.3(3) and (4);

(3)	any increase or decrease in the Company’s registered capital; and

(4)	any merger or spin-off of the Company.

For any decision regarding the above matters, the Parties shall enter into a supplementary agreement. The agreement shall not be implemented until after its effective date and after approval by the original examination and approval authority.

7.7	Meetings of the board shall be called and presided over by the Chairman at least once a year. When the chairman is unable to convene a board meeting, he or she shall authorize another director to convene and preside over such meeting. Special meetings of the Board shall be convened by the Chairman at any time on a motion of at least three directors. A record shall be kept of the minutes of all Board meetings.

7.8	Board meetings shall only be held when at least two thirds of the directors are in attendance and both Parties are represented at such meeting. Each of the directors is entitled to one vote.

7.9	Each Party is obligated to ensure that the directors appointed by it attend the regular and special board meetings. When a director is unable to attend a board meeting, he or she shall provide a proxy letter and authorize another person to attend the meeting by proxy.

Board meetings may also be held in the form of a conference call, TV conference or by other electronic means, provided, however, that the quorum requirement under Article 7.8 hereof is met, and the attendants can communicate with each other simultaneously. As a substitute for the board meeting, the directors who form the quorum required under Article 7.8 hereof may adopt a board resolution in writing (including by fax), and such resolution shall be as effective as a resolution adopted at a board meeting.

7.10	If a director appointed by either Party fails to attend a board meeting and fails to authorize others to attend such meeting by proxy, thus making the board unable to pass a resolution on important matters of law or matters of material importance listed hereunder, the other party (the “Notice Sender” ) may urge the absentee director to attend the meeting by sending a second notice to such director and the appointing Party (“Notice Receiver”) , addressed to the legal address of such Party.

7.11	The said notice in the preceding clause shall be sent at least 30 days prior to the date of the board meeting by registered mail with a return slip, and shall note that the Notice Receiver shall have at least 15 days after the notice is sent to reply in writing as to whether the Notice Receiver will attend the board meeting. If the Notice Receiver fails to reply as to whether it will attend the meeting within the period of time set forth in the notice, it shall be deemed to have waived its right to the meeting. After the Notice Sender receives the return slip which is also sent by registered mail, the directors appointed by the Notice Sender may have a special board meeting, provided, however, that the number of directors attending such special meeting shall satisfy the quorum requirement. Matters of material importance can be decided upon in a resolution passed with unanimous approval of all the directors present at such special meeting.

7.12	Directors that do not have any managerial position in the Company shall not receive any compensation from the Company.

7.13	All costs in connection with holding board meetings shall be borne by the Company.

Chapter Eight

Management Structure

8.1	The Company shall set up a management structure in which a general manager engaged by the board will be responsible for the day-to-day business operations of the Company under the direction of the board of directors.

8.2	The duties of the general manager are to implement the resolutions of the board, organize and direct the day-to-day management of the Company. Within the limits of authority entrusted by the board, the general manager will act on behalf of the Company, engage and remove those subordinate to him, and exercise other powers and perform other duties authorized by the board.

8.3	The board chairman may, acting on the strength of a board resolution, adjust the management structure of the Company at any time in accordance with the Company’s needs and relevant provisions of its articles of association, decide anew the number of managerial positions, and redefine the powers and duties that go with each position.

8.4	The general manage shall have no part in any other economic entity’s commercial competition against the Company. If the general manage commits fraud for personal gains or is serious derelict of his or her duties, he or she may be dismissed at any time upon a board resolution.

Chapter Nine

Labor Management, Trade Union Organization

9.1	Wages, bonuses and welfare benefits of the Company’s employees shall be governed by the prevailing standards among similar companies in the same region. Matters such as recruitment, dismissal, labor protection, insurance and labor discipline shall be governed by relevant PRC laws and the provisions of the labor department. The salaries and welfare and other benefits of senior officers recommended by the Parties, as well as standards of their traveling expenses, shall be decided after discussion at a board meeting.

9.2	The Company’s workers shall have the right to establish a grass-root labor union organization and carry out union activities in accordance with the PRC Labor Law and the Articles of Association of PRC Trade Union. The Company shall provide necessary conveniences for its labor union organization.

Chapter Ten

Procurement of Equipment and Raw Materials

10.1	Production equipment, vehicles, raw materials, fuel and office supplies that need to be imported for the Company may be procured, at arm’s length, from the domestic market and the international market , and when the terms of procurement are the same, procurement from the domestic market shall be made to the extent possible.

10.2	When the Company entrusts Party A to procure equipment from abroad, Party A shall adhere to the principle of making the best buy, and the price shall be approved by the board of directors.

10.3	Equipment, raw materials, accessories purchased from abroad and equipment contributed by Party B shall be subject to the inspection of PRC’s Entry-Exit Inspection and Quarantine Authority in accordance with the Law on Examination of Imported and Exported Commodity of the People’s Republic of China.

Chapter Eleven

Tax, Financial Management and Profit Distribution

11.1	The Company shall pay all taxes in accordance with relevant laws, decrees and provisions of the PRC.

11.2	The Company’s employees shall pay individual income tax in accordance with the Individual Income Tax Law of the People’s Republic of China. Expatriate employees may remit their income abroad after paying income tax in accordance with the law.

11.3	The Company shall make allocations to a reserve fund, a venture expansion fund and a bonus and welfare fund for staff and workers, as determined by the Board in accordance with the business circumstances of the Company and the Law of the PRC on Chinese-Foreign Equity Joint Ventures.

11.4	The fiscal year of the Company shall begin on January 1 and end on December 31 of each year. All documentary evidence for book entry, all instruments, reports, statements and books, shall be prepared in Chinese.

11.5	The Company’s financial and accounting systems shall be governed by relevant financial and accounting provisions of the PRC and shall be filed with the local tax authority.

11.6	No documentary evidence of expenses shall be valid unless it is signed by the general manager or his or her authorized person. Money received or paid by the Company shall be evidenced by invoices prepared by the tax authority. Invoices of foreign countries, Hong Kong and Macao shall be valid only when they are accompanied by customs declaration documents or customs duty memo.

11.7	Financial audits of the Company shall be reviewed and verified by PRC registered accountants and the result of such verification shall be reported to the board of directors and the general manager.

11.8	The Company shall be independent financially, keeping its own profits and bearing its own losses.

11.9	Distribution and allocation of profit and losses. The Company shall duly pay its income tax on its year-end profit. After setting aside the amounts allocated to a reserve fund, a venture expansion fund and a bonus and welfare fund for staff and workers, the profit will be distributed between the Parties pro rata in accordance with their respective contributions to the Company’s registered capital. Losses of the Company shall also be allocated between the Parties in the same way.

11.10	Matters relating to foreign exchange of the Company shall be governed by Rules of the People’s Republic of China For the Administration of Foreign Exchange and the methods of relevant authorities.

Chapter Twelve

Term, Dissolution and Liquidation

12.1	The Company’s term of operation shall be 30 years, starting from the date when the business license of the Company is issued. During the term, neither Party shall enter into any agreement or contract with any other economic entity to the detriment of the Company.

12.2	The Parties may apply, after discussion with each other, for a renewal of the term upon its expiration, provided that the application is submitted to the original examination and approval authority for approval three months prior to the expiration. In the event of the Company’s early termination or dissolution upon expiration, a liquidation committee shall be set up to liquidate the Company. After all debts are paid off, the remaining assets of the Company shall be distributed between the Parties pro rata in accordance with their contribution to the Company’s registered capital.

12.3	The Company shall be dissolved under any of the following circumstances:

(1)	The term of the Company expires, and one of the Parties does not agree to renew the contract;

(2)	The Company has run into a grave loss and is unable to continue its business operations;

(3)	Due to an event of force majeure such as natural calamity or war, the Company has sustained a loss and is unable to continue its business operations;

(4)	One of the Parties to this Contract fails to perform its obligations or duties hereunder, making the Company incapable of continuing its operation;

(5)	The Company fails to attain its business goal, and its prospect of future development does not look good.

Under circumstances described in (1), (2), (3) or (5) above, the board shall submit its written application for dissolution to the examination and approval authority, and dissolution will take effect only after approval of such authority. Under circumstances described in (4) above, the Party that has performed its duty shall submit its written application for dissolution to the examination and approval authority for approval. Matters regarding liquidation upon the Company’s early termination or dissolution upon expiration shall be governed by Article 12.2 hereunder and relevant laws and provisions of the PRC. This Contract will terminate upon dissolution of the Company.

Chapter Thirteen

Insurance

13.	The Company shall buy the various insurance policies from insurance companies within China.

Chapter Fourteen

Liability for Breach

14.1	If either Party fails to pay its contribution as required under 5.5 hereunder, it shall pay to the Company a 1% interest on the amount due for each month of delay. In addition, the Party in breach shall also pay to the non-breaching Party a 1% penalty on the amount due. Apart from cumulating the penalty, the non-breaching Party shall have the right to terminate the Contract in accordance with Article 14.2 hereunder, and seek damages from the breaching Party for all economic losses resulting from such breach.

14.2	Failure of either Party to pay its contribution in time or in full as required hereunder constitutes a breach. The non-breaching Party shall urge the breaching Party to pay the amounts due or to pay the amount in full within one month. If the breaching Party fails to pay or fails to pay in full within the time, it shall be deemed to have forfeited all its rights hereunder and withdrawn from the Company. Within one month thereafter, the non-breaching Party shall apply to the original examination and approval authority for approval of the termination of the Contract and dissolution of the Company. Alternatively, the non-breach Party may find another business partner which will have the rights and obligation of the breaching Party hereunder. The non-breaching Party may duly seek damages from the breaching Party for losses resulting from the latter’s failure to pay its contribution. If losses are incurred as a result of fault on the part of both Parties, each Party shall bear its own fair share of the losses in accordance with the circumstances.

Chapter Fifteen

Force Majeure

15.1	When the obligations of a Party under this Contract cannot be performed as a result of a force majeure event that is unforeseeable, such as earthquake, typhoon, flood, fire or war, etc., the Party that encounters such event of force majeure shall immediately inform the other Party by telegraph, providing detailed information on such event within fifteen (15) days of its occurrence, accompanied by valid evidentiary documents provided by a local notary public to explain the reasons for its inability to perform the Contract. Thereafter the Parties shall consult with each other in light of the impact of the event upon the implementation hereof, and shall decide whether this Contract should be rescinded, and whether the Hindered Party should be partially freed from its obligations hereunder, or whether performance hereunder shall be put off.

Chapter Sixteen

Dispute Resolution

16.1	Any dispute arising out of or relating to this Contract shall be resolved through friendly consultation. If the dispute cannot be resolved through consultation, it shall be submitted to arbitration under the auspices of the Zhuhai Arbitration Commission. The arbitration award shall be final and binding on the Parties. When the dispute is being resolved, other than in connection with the matter in dispute, the Parties shall continue to perform the Contract and the articles of association.

Chapter Seventeen

Governing Law

17	The execution, effect, interpretation and amendment of this Contract, as well as resolution of disputes arising out of this Contract, shall be governed by the law of the People’s Republic of China.

Chapter Eighteen

Effectiveness and Others

18.1	This Contract, after it is properly signed by the duly authorized representatives of both Parties, shall be submitted to the examination and approval authority, and shall be effective as of the date of approval by the examination and approval authority. The same applies to any amendment to this Contract.

18.2	This Contract, after being signed by the Parties and approved by the examination and approval authority, constitutes a legally effective document and both Parties shall comply with it strictly. Neither Party shall terminate this Contract without the consent of the other Party (except under circumstances described in 12.3(4). If either of the Parties seeks to terminate the Contract, assign its equity interest or its rights as a joint venture partner, it shall inform the other Party three months in advance, and after consultation between the Parties, the proposal shall be submitted to the original examination and approval authority for approval. The losses resulting from any unilateral termination without the consent of both Parties shall be borne by the Party seeking termination.

18.3	Matters not covered hereunder shall be addressed by the Parties upon consultation in amendments and supplements, which shall be submitted to the original examination and approval authority for approval. The amendments and supplements are valid attachments to this Contract, and are of the same effect as this Contract.

18.4	Notice given by either Party through telephone or fax shall be followed up by formal written documents, if they involve the rights and obligations of the Parties.

18.5	The Chinese version of this Contract shall be the valid version.

18.6	This Contract is signed by the Parties as of May 10, 2006, in Zhuhai.

Party A (Seal)	Party B (Seal)

Legal Representative (Signature): Cui Guofang	Legal Representative (Signature): Yang Dongjie

May 10, 2006